EXHIBIT 10.11
MISSISSIPPI BUSINESS FINANCE CORPORATION
and
NORTHROP GRUMMAN SHIP SYSTEMS, INC.

LOAN AGREEMENT

Dated as of December 1, 2006
Relating to
$200,000,000
Gulf Opportunity Zone Industrial Development Revenue Bonds
(Northrop Grumman Ship Systems, Inc. Project),
Series 2006

LOAN AGREEMENT
TABLE OF CONTENTS
(This Table of Contents is for convenience of reference
only and is not a part of this Loan Agreement.)

i

ii

     LOAN AGREEMENT dated as of December 1, 2006 between the MISSISSIPPI BUSINESS FINANCE CORPORATION, a public body corporate and politic duly organized and existing under the Constitution and laws of the State of Mississippi (the “Issuer”), and NORTHROP GRUMMAN SHIP SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), evidencing the agreement of the parties hereto.
     In consideration of the respective representations and agreements hereinafter contained, the parties hereto agree as follows (provided that in the performance of the agreements of the Issuer herein contained, any obligation it may thereby incur for the payment of money shall not be a general debt, liability or obligation of the Issuer, or of the State of Mississippi or any political subdivision thereof but shall be payable solely out of the revenues and proceeds derived from this Agreement, the Note (as hereinafter defined) and the Guaranty (as hereinafter defined) and the sale of the Bonds referred to herein):
ARTICLE I
DEFINITIONS
     “Agreement” means this Loan Agreement and any amendments and supplements hereto.
     “Completion Date” means the date identified in the certificate provided by the Company to the Trustee pursuant to Section 3.5 of this Agreement.
     “Eligible Equipment” includes non-movable fixtures and equipment to the extent the same is assembled to construct, reconstruct or renovate the Company’s industrial plants located in the Gulf Opportunity Zone for the State and includes the equipment described in more detail in Exhibit A to the Non-Arbitrage Certificate of the Issuer and other items of equipment that are permitted to be financed under the Gulf Opportunity Zone Act of 2005 pursuant to any private letter ruling or other official governmental action recognized as binding upon the Internal Revenue Service and the Company.
     “Event of Default” means any of the occurrences enumerated in Section 5.1 of this Agreement.
     “Guarantor” means Northrop Grumman Corporation, a Delaware corporation.
     “Guaranty” has the meaning set forth in the Indenture.
     “Gulf Opportunity Zone” means that geographic area of Alabama, Mississippi and Louisiana so defined in Section 1400M(1) of the Code.

     “Gulf Opportunity Zone Bond” means any bond described in Section 1400N(a)(2) of the Code.
     “Indenture” means the Trust Indenture, dated as of December 1, 2006, relating to the Mississippi Business Finance Corporation Gulf Opportunity Zone Industrial Development Revenue Bonds (Northrop Grumman Ship Systems, Inc. Project), Series 2006, between the Issuer and The Bank of New York Trust Company, N.A., as Trustee, pursuant to which the Bonds are authorized to be issued, and including any indenture supplemental thereto.
     “Loan” means the loan to be made by the Issuer to the Company of the proceeds (which shall be deemed to include the underwriting discounts, if any, and original issue discount, if any) of the sale of the Bonds, exclusive of any accrued interest paid by the initial purchasers of the Bonds upon the delivery thereof.
     “Note” means the non-negotiable promissory note of the Company issued pursuant to Section 3.2 hereof, in the form set forth in Exhibit A hereto.
     “Official Action” shall mean the action taken by the Issuer in adopting the inducement resolution of March 14, 2006 in which the Issuer agreed to finance the cost of acquiring, constructing, installing and equipping the Project.
     “Plans” means the capital improvement plan of the Company for the Project. The Company may supplement, amend and change the Plans without the approval of the Issuer provided that (i) no change shall be made to the Plans if such change includes expenditures for costs ineligible for financing with Gulf Opportunity Zone Bonds; or (ii) such change would render materially incorrect or incomplete the description of the components of the Project unless an opinion of Tax Counsel is provided to the Trustee that such alteration or amendment does not adversely affect the exclusion of interest on the Bonds from gross income for the purposes of federal income taxation.
     “Project” means the project of the Company as described in Exhibit B hereto.
     Terms not defined herein shall have the meaning assigned to them in the Indenture and any exhibit thereto.
ARTICLE II
ACQUISITION AND REHABILITATION OF THE PROJECT;
ISSUANCE OF THE BONDS
     SECTION 2.1. Acquisition and Rehabilitation of the Project. The Company represents that it will cause the acquisition, construction, reconstruction and renovation of the Project to be completed substantially in accordance with the Plans.

     SECTION 2.2. Issuance of the Bonds. In order to provide funds for the purpose set forth in Section 3.1 hereof, the Issuer agrees that it will issue and deliver the Bonds to the purchasers thereof at a price of 100% of the aggregate principal amount of the Bonds and apply and deposit the proceeds thereof in accordance with the terms of the Indenture and Section 3.1 hereof. The Indenture shall be satisfactory in form and substance to the Company and shall provide the manner in which, and the purposes for which, proceeds of Bonds may be used and invested.
     SECTION 2.3. Benefits Under the Act.
(a)	The parties hereby acknowledge that the Company has been induced to proceed with the acquisition, construction and rehabilitation of the Project in part by the benefits conferred by the Act. The Issuer agrees that the Company shall be permitted to take advantage of all of the benefits provided by the Act to the fullest extent therein set forth subject to the rules and regulations of the Issuer. The Issuer agrees that it will not take any action to limit, curtail or otherwise make unavailable to the Company any of the benefits available under the Act.

(b)	With respect to benefits conferred by the Act referenced in (a) above, the following shall apply:
(1)	the maximum benefits accruing in any calendar year with respect to the income tax credit (other than any credits which may be carried forward to future years pursuant to the Act) shall not exceed the payments of the principal of, premium, if any, and interest payments on the Bonds during such year, and the fees and expenses of the Trustee and any other fees and expenses referenced herein.

(2)	any benefit claimed or received by the Company for any Cost of the Project shall not be used as a deduction under the laws of the State of Mississippi in order to determine the taxable income of Company.

(3)	the Trustee shall provide the Issuer, not later than ninety (90) days after the end of each calendar year, with a certificate setting forth the amount of all payments made to the Trustee with respect to the Bonds whether for principal, premium, interest or the fees and expenses of the Trustee.

(4)	the benefits accruing to the Company under this Section 2.3 shall cease in the event:

(A)	an Event of Default should occur under this Agreement or the Indenture; or

(B)	the Company should fail to operate the Project for a period of nine (9) consecutive months following the initial start up of the Project except for force majeure, strikes, lockouts, damage, destruction, act of God or in general, reasons beyond the Company’s reasonable control excepting, however, general economic conditions.
(5)	the Company agrees to comply with the terms and provisions of the Act in all respects with respect to the benefits available under the Act.

(6)	the benefits or credits available under the Act shall cease to accrue on the date the principal and interest on the Bonds are paid in full whether at maturity or by way of redemption.

(7)	the benefits accruing to the Company under this Section 2.3 shall be limited to the annual debt service payments on the Bonds for qualified Cost of the Project and shall be reduced by the amount of surplus funds remaining after completion which shall be used to redeem Bonds as provided for in Section 3.6 of this Agreement.

(8)	the tax credits allowed as a benefit under the Act shall be further limited so that the credits allowed in any year shall not exceed eighty percent (80%) of the amount of taxes due to the State prior to the application of the credits (as directed in Section 27-7-22.3 of the Mississippi Code of 1972, as amended). To the extent that the payments of the principal of, premium, if any, and interest payments on the Bonds during any year and the fees and expenses of the Trustee and any other fees and expenses referenced herein exceed the amount of the tax credit authorized by Section 27-7-22.3, in any taxable year, such excess payment may be recouped from excess credits in succeeding years not to exceed three (3) years following the date upon which the credit was earned.

(9)	the Company will report to the Mississippi Employment Security Commission (“MESC”) its employees as required by law, and shall annually report to the Issuer the average number of employees reported for each year to the MESC. This shall be done for each year after the year in which the Project was induced for financing by the Issuer.

(10)	for purposes of determining the benefits to which the Company is eligible under the Act, the following definitions shall apply:
(A) (i) “Base Employment” (“BE”) means the average number of employees of the Company in the State during the preceding twelve (12) month period ending February 28, 2006, as reported by the Company to the Mississippi Employment Security Commission.
          (ii) “Base Investment” (“BI”) means the present value of the capital assets owned or leased by the Company within the State as determined by the Tax Assessor of each County in which the Company owns or leases capital assets related to facilities, or corporate or regional offices.
          (iii) “Future Employment” (“FE”) means the average number of employees of the Company in the State each year after February 28, 2006, which may be an estimate for the first twelve (12) months, and as reported by the Company to the Mississippi Employment Security Commission over each twelve (12) month period thereafter.
          (iv) “Future Investment” (“FI”) means the sum of (a) the Base Investment; (b) the Costs of the Project paid with proceeds of the Bonds; and (c) funds of the Company used to pay Costs of the Project or related improvements.
(B)	The Company represents and warrants that as of the date of this Agreement:
          (i) the Base Employment is 11,540 employees and the Base Investment is $382,517,732.
          (ii) the Company reasonably anticipates that the Future Employment for the first twelve (12) months after February 28, 2006 will be 11,038 employees, and the Future Investment will be approximately $889,463,932 by December 31, 2007, and $1,018,633,932 by December 31, 2008.
(C)	The percentage of the Company’s total state income tax liability in which the Company shall be entitled to an income tax credit provided by the Act (subject to further limitation as set forth in Section 2.2(b)(8) above) shall be determined annually as follows:

     (i) (FE - BE) / FE = Employment Valuation Percentage (“EVP”)
     (ii) (FI - BI) / FI = Investment Valuation Percentage (“IVP”)
     (iii) [(EVP x 2) + IVP] / 3 = Percentage of income tax liabilities of the Company to which the Company is entitled to an income tax credit.
(c)	The Issuer makes no warranty or guaranty concerning the availability or application of the benefits granted or earned by the Company under this Section 2.3 or the Act.
     SECTION 2.4. Ad Valorem Tax Exemption. The Company hereby acknowledges and agrees that the Company shall only be entitled to an ad valorem tax exemption from city or county ad valorem taxes regarding the Project upon making proper application to and obtaining the approval of the respective Mississippi city or county in which the Project is located. Any such ad valorem tax exemption may be granted for a term of up to ten (10) years with the approval of each respective Mississippi city or county in which the Project is located, and in accordance with additional requirements under State law.
ARTICLE III
LOAN BY ISSUER; PROVISIONS FOR PAYMENT
     SECTION 3.1. Loan by Issuer. The Issuer hereby agrees to make the Loan to the Company in order to pay the Cost of the Project or to reimburse the Company for any Cost of the Project paid or incurred by the Company before or after the execution and delivery of this Agreement and the issuance and delivery of the Bonds but not paid or incurred before January 13, 2006, being the sixtieth day prior to Official Action (or, in the event that the IRS issues a ruling to the effect that reimbursement of costs incurred prior to that date will not affect the taxability of the bonds, such earlier date). Any such payment shall be made by the Issuer pursuant to the Indenture upon receipt by the Trustee of a requisition certificate substantially in the form attached as Exhibit C to the Indenture. Repayment of the Loan will be guaranteed by the Guarantor pursuant to the Guaranty.
     SECTION 3.2. Delivery of Note by Company; Other Amounts Payable. In order to evidence the Loan and the obligation of the Company to repay the same, the Company shall execute and deliver the Note in a principal amount equal to the aggregate principal amount of the Bonds and providing for payments which correspond in time and amount with payments due on the Bonds. The Note shall be dated the date of the initial authentication of, and mature on the same maturity date as, the Bonds. If (i) on the date any payments on the Bonds are due, there are any available moneys on deposit with the Trustee which are not being held for the payment of Bonds due and payable but which have not been presented for payment, or (ii) on any date on which Bonds are required to be purchased pursuant to the Bonds or Article III of the Indenture, there are available moneys on deposit with the Trustee held for the payment of the purchase price which are not being held for the payment of Bonds which have not been presented for payment, then, in each case, such moneys shall be credited against the payment then due under the Note, first in respect of interest and then, to the extent of remaining moneys, in respect of principal.
     The Company will also pay: (i) the fees, charges and reasonable expenses of the Trustee and any paying agents under the Indenture, such fees, charges and reasonable expenses to be paid directly to the Trustee or paying agents for their respective accounts as and when such fees, charges and reasonable expenses become due and payable, and (ii) any expenses in connection with any redemption of the Bonds.
     SECTION 3.3. Obligation of the Company Unconditional. The obligation of the Company to make payments as provided in the Note and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional notwithstanding any change in the tax or other laws of the United States of America or of the State of Mississippi or any political subdivision of either thereof or any failure of the Issuer to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement. Nothing contained in this Section 3.3 shall be construed to release the Issuer from the performance of any of the agreements on its part herein contained; and, in the event the Issuer should fail to perform any such agreement on its part, the Company may institute such action against the Issuer as the Company may deem necessary to compel performance so long as such action shall not violate the agreements on the part of the Company contained in the preceding sentence, but in no event shall the Company be entitled to any diminution of the amounts payable under the Note and as provided in Section 3.2 hereof.
     SECTION 3.4. Assignment and Pledge of Payments and Rights Under the Note and the Agreement. The Issuer shall assign to the Trustee as security under the Indenture all rights, title and interests of the Issuer in and to (i) the Note and all payments thereunder and (ii) this Agreement and all moneys receivable hereunder (except for payments under Sections 4.2 and 5.3 hereof or the second paragraph of Section 3.2 hereof). The Company assents to such assignment and hereby agrees that, as to the Trustee, its obligations to make such payments shall be absolute and shall not be subject to any defense or any right of set-off, counterclaim or recoupment arising out of any breach by the Issuer or the Trustee of any obligation to the Company, whether hereunder or otherwise, or out of any indebtedness or liability at any time owing to the Company by the Issuer or the Trustee.

     SECTION 3.5. Closeout of the Project Fund. The Completion Date for the Project shall be promptly established and evidenced to the Trustee and shall be the date on which the Company delivers to the Trustee a certificate stating that, except for the amounts retained by the Trustee at the Company’s written direction for any Cost of the Project not then due and payable, the Project has been completed substantially in accordance with the Plans, and all costs and expenses incurred in connection therewith have been paid. Notwithstanding the foregoing, such certificate may state that it is given without prejudice to any rights against third parties that exist at the date of such certificate or that may subsequently come into being.
     SECTION 3.6. Disposition of the Balance in the Project Fund. Pursuant to the Indenture, as soon as practicable after, and in any event within sixty (60) days from, the Trustee’s receipt of the certificate regarding the Completion Date described in Section 3.5 hereof, any amounts remaining in the Project Fund, including any unliquidated investments made with money theretofore deposited in the Project Fund, except for amounts to be retained in the Project Fund for any Cost of the Project not then due and payable, shall be transferred by the Trustee to the Bond Fund and shall be applied to the redemption of the Bonds in accordance with the terms of the Indenture.
     SECTION 3.7. Company Required to Pay in Event Project Fund Insufficient. In the event the moneys in the Project Fund should not be sufficient to pay the total Cost of the Project, the Company agrees to complete the Project and to pay that portion of such cost in excess of the moneys available therefore in the Project Fund, provided that no obligation shall exist under this covenant in the event that the Bonds are fully repaid. THE ISSUER MAKES NO WARRANTY, EITHER EXPRESS OR IMPLIED, THAT THE MONEYS PAID INTO THE PROJECT FUND AND AVAILABLE FOR PAYMENT OF THE COST OF THE PROJECT WILL BE SUFFICIENT TO PAY THE TOTAL COST OF THE PROJECT. The Company agrees that if, after exhaustion of the moneys in the Project Fund, the Company should pay any portion of the total Cost of Project pursuant to the provisions of this Section, it shall not be entitled to any reimbursement therefore from the Issuer, the Trustee, or any Bondholder and it shall not be entitled to any abatement or diminution of the payments required to be made by the Company pursuant to the Note or Section 3.1 hereof.
     SECTION 3.8. No Third Party Beneficiary. It is specifically agreed between the parties executing this Agreement that it is not intended by any of the provisions of any part of this Agreement to establish in favor of the public or any member thereof, other than as may be expressly provided herein or as contemplated in the Indenture, the rights of a third party beneficiary hereunder, or to authorize anyone not a party to this Agreement to maintain a suit for personal injuries or property damage pursuant to the terms or provisions of this Agreement. The duties, obligations, and responsibilities of the parties to this Agreement with respect to third parties shall remain as imposed by law.
ARTICLE IV
SPECIAL COVENANTS
     SECTION 4.1. Use of Project. The Issuer hereby acknowledges that it shall have no rights to the use or possession of the Project. The Issuer hereby further acknowledges that the Project will not constitute any part of the security for the Bonds.
     SECTION 4.2. Indemnity Against Claims. The Company will pay and discharge and will indemnify and hold harmless the Issuer from (a) any lien or charge upon payments by the Company to the Issuer under the Note or hereunder, (b) any taxes, assessments, impositions and other charges upon payments by the Company to the Issuer under the Note or hereunder and (c) any and all liability, damages, costs and expenses arising out of or resulting from the transactions contemplated by this Agreement and the Indenture, including the reasonable fees and expenses of counsel. If any such lien or charge is sought to be imposed upon payments, or any such taxes, assessments, impositions or other charges are sought to be imposed, or any such liability, damages, costs and expenses are sought to be imposed, the Issuer will give prompt notice to the Company, and the Company shall have the sole right and duty to assume, and will assume, the defense thereof, with full power to litigate, compromise or settle the same in its sole discretion.
     SECTION 4.3. The Company to Maintain Its Corporate Existence; Conditions Under Which Exceptions Permitted. The Company agrees that during the term of this Agreement it will maintain its corporate existence and its qualification to do business in Mississippi, will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it; provided, that the Company may, without violating the agreements contained in this Section 4.3, consolidate with or merge into another domestic corporation (i.e., a corporation incorporated and existing under the laws of one of the states of the United States of America or under the laws of the United States of America) or permit one or more other corporations to consolidate with or merge into it, or sell or otherwise transfer to another domestic corporation all or substantially all of its assets as an entirety and thereafter dissolve, provided that, in the event the Company is not the surviving, resulting or transferee corporation, as the case may be, the surviving, resulting or transferee corporation assumes, accepts and agrees in writing to pay and perform all of the obligations of the Company herein and under the Note and is a Mississippi corporation or is qualified to do business in Mississippi as a foreign corporation and that such consolidation or merger does not result in the loss of the exclusion from gross income for federal income tax purposes of interest on the outstanding Bonds.
     SECTION 4.4. Approval of Indenture. The Company acknowledges that the Issuer and Trustee have entered into the Indenture at the request of the Company. The Company approves the terms of the Indenture and agrees to perform any covenants and/or obligations contained therein required to be performed by the Company.
     SECTION 4.5. Further Assurances and Corrective Instruments. The Issuer and the Company agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for correcting any inadequate or incorrect description of the Project.
     SECTION 4.6. Maintenance of Project by Company. The Company agrees for so long as any of the Bonds remain outstanding, it will pay all costs of operating, maintaining and repairing the Project; provided, however, that the Company shall not be under any obligation to renew, repair or replace any inadequate, obsolete, worn-out, unsuitable, undesirable or unnecessary portion of the Project.
     SECTION 4.7. Redemption or Purchase of Bonds. The Issuer shall take all steps then necessary under the applicable provisions of the Indenture, at no expense to the Issuer, for the redemption or purchase (other than a purchase pursuant to tenders as provided in the form of Bonds and as provided in Section 3.07 of the Indenture) of Bonds upon receipt, not less than ten days prior to the day on which the Trustee is required to give notice (if any) thereof pursuant to the Indenture, by the Issuer and the Trustee from the Company of a written notice specifying:
(a)	the principal amount of Bonds to be redeemed or purchased;

(b)	the date of such redemption or purchase; and

(c)	in the case of a redemption of Bonds, directions to mail a notice of redemption.
     In the case of a purchase of Bonds, the written notice to the Trustee shall, if available moneys on deposit with the Trustee are insufficient to purchase the principal amount of Bonds specified in (a) above, be accompanied by a deposit with the Trustee of cash or Government Obligations sufficient, together with other available moneys on deposit with the Trustee, to make the directed purchase of Bonds. The Company may purchase Bonds from time to time and deliver them to the Trustee for cancellation pursuant to Section 2.08 of the Indenture.

     SECTION 4.8. Non-Arbitrage Covenant. The Company and the Issuer each covenants that it shall take no action, nor shall the Company direct the taking of any action or the making of any investment or use of the proceeds of the Bonds or any other moneys, which would cause the Bonds to be treated as “arbitrage bonds” within the meaning of Section 148 of the Internal Revenue Code of 1986, as amended, and the proposed, temporary or final regulations thereunder as such may be applicable or proposed to be applicable to the Bonds at the time of such action, investment or use.
     Without limiting the generality of the foregoing, the Company covenants and agrees to comply with the requirements of Section 148(f) of the Internal Revenue Code of 1986, as amended, and any temporary or final regulations thereunder as may be applicable to the Bonds or the proceeds derived from the sale of the Bonds or any other moneys.
     SECTION 4.9. Company’s Option to Determine Interest Rate Mode: Appointment of Remarketing Agent. The Issuer and the Company agree that the Company shall have the option to change the interest rate determination method for the Bonds in the manner provided in the Indenture. The Company agrees, in connection with any change in the interest rate determination method, to provide for the appointment of a Remarketing Agent as provided in Section 10.15 of the Indenture if no Remarketing Agent has been appointed and is serving as such under the Indenture and for the appointment of an Auction Agent and one or more Broker-Dealers, as appropriate.
     SECTION 4.10. Specific Tax Covenants. The Company hereby agrees to comply with the following tax covenants and such other covenants as may be necessary to qualify the interest on the Bonds for exclusion from gross income for federal income tax purposes:
     (a) The Project shall constitute land or property of a character subject to the allowance for depreciation provided by the Code, and at least 95 percent of the Net Proceeds of the Bonds (the “Net Proceeds” being equal to the sale proceeds of the Bonds increased by investment proceeds with respect thereto) will be used to acquire land and nonresidential real property including fixed improvements associated with such property and subject to such allowance.
     (b) The proceeds of the Bonds shall be used to acquire, construct re-construct or rehabilitate facilities located in the Gulf Opportunity Zone in Mississippi and no portion of such proceeds shall be used to acquire “movable equipment or fixtures” within the meaning of the Joint Committee on Taxation’s Technical Explanation of the Revenue Provisions of H.R. 4440, the “Gulf Opportunity Zone Act of 2005” other than those that are assembled to construct an industrial plant.

     (c) No proceeds of the Bonds (including investment proceeds) other than an amount approximately equal to $2,100,000 will be used directly or indirectly to pay any issuance costs. Such amount does not exceed 2 percent of the proceeds of the Bonds (equal for this purpose to the stated principal amount).
     (d) No portion of the Net Proceeds of the Bonds will be used to provide any private or commercial golf course, country club, massage parlor, tennis club, skating facility (including roller skating, skateboard and ice skating), racquet sports facility (including any handball or racquetball court), hot tub facility, suntan facility, racetrack, airplane, skybox or other private luxury box, health club facility, facility primarily used for gambling, or store the principal business of which is the sale of alcoholic beverages for off premises consumption.
     (e) Less than 25 percent of the Net Proceeds of the Bonds will be used to acquire land. No portion of the proceeds of the Bonds will be used to acquire land (or an interest therein) to be used for farming purposes.
     (f) No portion of the Net Proceeds of the Bonds will be used for the acquisition of any property (or an interest therein) unless (i) the first use of such property is pursuant to such acquisition or (ii) if the first use of such property is not pursuant to such acquisition, then the rehabilitation expenditures of the Company with respect to such property equals or exceeds (A) 50% of the portion of the cost of acquiring such property financed with the Net Proceeds of the Bonds, if such property is a building or (B) 100% of the portion of the cost of acquiring such property financed with the Net Proceeds of the Bonds, if such property is a structure other than a building. In the case of an integrated operation contained in a building before its acquisition, such term includes rehabilitating existing equipment in such building or replacing it with equipment having substantially the same function. The “first use” of any property for purposes of this Section 4.10(f) shall have the meaning assigned to such term under Section 147(d) of the Code, any Regulations promulgated thereunder and any revenue rulings, private letter rulings or other written determinations or announcements issued by the Internal Revenue Service from time to time.
     (g) The payment of principal or interest with respect to the Bonds is not guaranteed in whole or in part by the United States or any agency or instrumentality thereof. The Bonds will not constitute an issue 5 percent or more of the proceeds of which is to be used in making loans the payment of principal or interest with respect to which is to be guaranteed in whole or in part by the United States or any agency or instrumentality thereof, or invested directly or indirectly in federally insured deposits or accounts, other than those proceeds invested during applicable temporary periods or as investments in a bona fide debt service fund or investments in permissible reserves or in obligations issued by the United States Treasury. The payment of principal of or interest on the Bonds is not otherwise indirectly guaranteed in whole or in part by the United States or any agency or instrumentality thereof within the meaning of Section 149(b) of the Code.
     (h) The average reasonably expected economic life of the facilities of the Project being financed with the Net Proceeds of the Bonds, excluding land, as of the Bond issuance date, is 18.34 years.
     (i) The weighted average maturity of the Bonds is 21.94 years, which does not exceed 120 percent of the average reasonably expected economic life of the facilities of the Project being financed with the Net Proceeds of the Bonds.
     (j) Except for preliminary expenditures for architectural engineering, surveying, soil testing, bond issuance, and similar costs (not including costs of land acquisition, site preparation, and similar costs incident to commencement of project) that were incurred prior to commencement of acquisition, construction or rehabilitation of the facilities comprising the Project, and did not exceed in the aggregate 20 percent of the issue price of the Bonds, no proceeds of the Bonds will be allocated to the reimbursement of an expenditure for costs of the Project paid prior to January 13, 2006, which is 60 days prior to March 14, 2006, the date on which the Issuer adopted a resolution declaring official intent to finance a portion of the costs thereof with the Bonds.
ARTICLE V
EVENTS OF DEFAULT AND REMEDIES
     SECTION 5.1. Events of Default. Each of the following shall be an “Event of Default” under this Agreement:
     (a) Failure by the Company to pay when due the amounts required to be paid pursuant to the Bonds, or the failure by the Company to pay within 30 days of the date due any other amounts required to be paid pursuant to this Agreement.
     (b) Failure by the Company to observe and perform any covenant, condition or agreement on its part to be observed or performed hereunder, other than as referred to in subsection (a) of this Section 5.1, for a period of 90 days after written notice, specifying such failure and requesting that it be remedied, is given to the Company by the Issuer or the Trustee, unless the Issuer and the Trustee shall agree in writing to an extension of such period prior to its expiration; provided, however, if the failure stated in the notice cannot be corrected within the applicable period, the Issuer and the Trustee will not unreasonably withhold their consent to an extension of such period if corrective action is instituted by the Company within the applicable period and diligently pursued until the default is corrected.
     (c) The dissolution or liquidation of the Company, except as permitted by Section 4.3 hereof, or the commencement by the Company of any case or proceeding seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it as bankrupt or insolvent or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition, readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar law of the United States or any state, or adjudication of the Company as bankrupt, or an assignment by the Company for the benefit of its creditors, or the entry by the Company into an agreement of composition with its creditors, or the approval by a court of competent jurisdiction of a petition applicable to the Company in any proceeding for its reorganization instituted under the provisions of Title 11 of the United States Code, as amended, or under any similar statutory provision which may hereafter be enacted.
     The foregoing provisions of Section 5.1(b) are subject to the limitation that, if by reason of force majeure the Company is unable in whole or in part to carry out its agreements herein contained other than those set forth in Sections 4.3 and 4.8 hereof, an Event of Default shall not be deemed to have occurred during the continuance of such inability. The term “force majeure” as used herein shall mean the following: acts of God; strikes; lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States or of the State of Mississippi or any of their departments, agencies or officials or of any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquakes; fire; hurricanes; tornadoes; storms; floods; washouts; droughts; arrests; restraints of government and people; civil disturbances; explosions; breakage or accident to machinery, transmission lines, pipes or canals; partial or entire failure of utilities; or any other cause or event not reasonably within the control of the Company. The Company agrees, however, to remedy to the extent practicable with all reasonable dispatch the effects of any force majeure preventing the Company from carrying out its agreements; provided that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of the Company unfavorable to the Company.
     SECTION 5.2. Remedies on Default. Whenever any Event of Default shall have occurred and be continuing, the Issuer may, in addition to any other remedy now or hereafter existing at law, in equity or by statute, take either or both of the following remedial steps:
     (a) By written notice to the Company, the Issuer may declare all amounts payable pursuant to the Note to be immediately due and payable, whereupon the same shall become immediately due and payable; and
     (b) The Issuer may take whatever action at law or in equity may appear necessary or desirable to collect the amounts referred to in (a) above then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement.
     Any amounts collected pursuant to action taken under this Section 5.2 shall be deposited with the Trustee and applied in accordance with the provisions of the Indenture or, if the Bonds have been fully paid (or provision for payment thereof has been made in accordance with the provisions of the Indenture) and the fees and expenses of the Trustee and the paying agents and all other amounts required to be paid under the Indenture shall have been paid, returned to the Company.
     SECTION 5.3. Agreement to Pay Attorneys’ Fees and Expenses. In the event the Company should breach any of the provisions of the Note or this Agreement and the Issuer should employ attorneys or incur other expenses for the collection of amounts payable hereunder or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees that it will on demand therefor pay to the Issuer the reasonable fees of such attorneys and such other reasonable expenses so incurred by the Issuer.
     SECTION 5.4. No Additional Waiver Implied by One Waiver. In the event any agreement contained in the Note or in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.
ARTICLE VI
MISCELLANEOUS
     SECTION 6.1. Term of This Agreement. This Agreement shall remain in full force and effect from the date hereof until such time as all of the outstanding Bonds shall have been fully paid or provision made therefor in accordance with the provisions of the Indenture, whichever shall first occur, and the fees and expenses of the Trustee and any paying agents and all other amounts payable by the Company under this Agreement and the Note shall have been paid.

     SECTION 6.2. Notices. All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when delivered or mailed by registered or certified mail, postage prepaid, addressed as follows:

If to the Issuer:	Mississippi Business Finance Corporation
735 Riverside Drive, Suite 300
Jackson, Mississippi 39201
Attention: Executive Director

With copies to:	Tim Ford, Esq.
Balch & Bingham, LLP
401 East Capitol Street
Suite 200
Jackson, Mississippi 39201-2608

If to the Company:	Northrop Grumman Ship Systems, Inc.
1840 Century Park East
Los Angeles, California 90067
Attn: Assistant Treasurer

If to the Trustee:	The Bank of New York Trust Company, N.A.
505 North 20th Street
Suite 950
Birmingham, Alabama 35203
Attn: Rick Schaal

If to the Guarantor:	Northrop Grumman Corporation
1840 Century Park East
M/5 152/CC
Los Angeles, CA 90067
Attn: Assistant Treasurer
A duplicate copy of each notice, certificate or other communication given hereunder by either the Issuer or the Company to the other shall also be given to the Trustee and Guarantor. The Issuer, the Company, the Guarantor and the Trustee may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.
     SECTION 6.3. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company and their respective successors and assigns, subject, however, to the limitations contained in Section 4.3 hereof.
     SECTION 6.4. Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

     SECTION 6.5. Amendments. This Agreement may not be effectively terminated except in accordance with the provisions hereof and may not be effectively amended except by a written agreement in accordance with Article XII and Article XIII of the Indenture and signed by the parties hereto.
     SECTION 6.6. Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.
     SECTION 6.7. Applicable Law. This Agreement and the Note shall be governed by and construed in accordance with the laws of the State of Mississippi.
     SECTION 6.8. Captions. The captions or headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.
     SECTION 6.9. Other Financing. Notwithstanding anything in this Agreement to the contrary, the Issuer and the Company may hereafter enter into agreements to provide for the financing or refinancing of costs of the Project or any portion thereof.
     SECTION 6.10. No Charge Against Issuer Credit. No provision hereof shall be construed to impose a charge against the general credit of the Issuer or any personal or pecuniary liability upon any director, officer, employee or agent of the Issuer.

     IN WITNESS WHEREOF, the Issuer and the Company have caused this Agreement to be executed in their respective corporate names and their respective corporate seals to be hereunto affixed and attested by their duly authorized officers, all as of the date first above written.

MISSISSIPPI BUSINESS FINANCE CORPORATION

By:

Executive Director

ATTEST:

Secretary

NORTHROP GRUMMAN SHIP SYSTEMS, INC.

By:

(Assistant) Treasurer

ATTEST:

Assistant Secretary

STATE OF MISSISSIPPI	)
	)	SS:
COUNTY OF HINDS	)
     I, the undersigned Notary Public, certify that CINDY CARTER personally came before me this day and acknowledged that she is the Secretary of Mississippi Business Finance Corporation, and that by authority duly given and as the act of said Mississippi Business Finance Corporation, the foregoing instrument was signed in its name by William T. Barry, its Executive Director, sealed with its official seal, and attested by her/him as its Secretary.
     WITNESS my hand and official seal, this the __th day of December, 2006.

Notary Public
My Commission expires:

(Notary Seal)

STATE OF _______________	)
	)	SS:
COUNTY OF _____________	)
     I, the undersigned Notary Public, certify that _______________ personally came before me this day and acknowledged that he/she is the (Assistant) Treasurer of Northrop Grumman Ship Systems, Inc., and that by authority duly given and as the act of said Northrop Grumman Ship Systems, Inc., the foregoing instrument was signed in its name by _______________, its (Assistant) Treasurer, sealed with its official seal, and attested by her/him as its (Assistant) Treasurer.
     WITNESS my hand and official seal, this the __th day of December, 2006.

Notary Public
My Commission expires:

(Notary Seal)

EXHIBIT A

A-1

EXHIBIT B
The construction, reconstruction, repair, replacement and modification of buildings and immovable equipment located at its shipbuilding facilities in Pascagoula and Gulfport Mississippi including:
1.	Buildings: Maintenance shop, panel shop, metal processing building, shell shop, aluminum shop, multi-purpose warehouse, COSAL warehouse, combined shop, steel fabrication shop, paint storage shop (Gulfport), blast and paint hall, CDI building, Hiller building, Sonar Dome House, containment screen, administration buildings I, II, III, IV, PC buildings 1 and 2, Multipurpose warehouse, cafeteria, LBTF building, blast and paint hall, CSA I and II, panel shop, combined shop, propulsion assembly, maintenance depot, training center, headhouse 2 and 3, medical center, fire/safety, wetdock, bays 1-5 and chiller plant (Gulfport), Krebs, Chem lab, Resource recovery, transportation, sand blasting, blast and paint, security, LHD test team, propulsion, booster pump building, wet dock, FSO, HR building, Hiller building, carpenter shop, miscellaneous building, EDC, fuel depot, guard shack, computer center, welding lab.

2.	Fixed and immovable equipment housed in the foregoing buildings.

3.	Fixed and immovable equipment not intended to be housed in any building but permanently associated with the shipyard.

4.	Other buildings and equipment eligible for financing under the Gulf Opportunity Zone Act of 2005 including such items that are permitted to be financed under the Gulf Opportunity Zone Act of 2005 pursuant to any private letter ruling or other official governmental action recognized as binding upon the Internal Revenue Service and the Company.

B-1